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                                                                      EXHIBIT 11





                               ELECTROSCOPE, INC.


               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                           AND COMMON EQUIVALENT SHARE
                                   (UNAUDITED)



                                                   For the Three Months Ended
                                                 -------------------------------
                                                  June 30, 1997   June 30, 1996
                                                 --------------- ---------------

NET INCOME (LOSS)                                $ (1,045,877)     $   (345,317)
                                                 ------------      ------------
                                                 ------------      ------------
SHARES USED IN SHARE COMPUTATION
   Common stock shares outstanding
   (weighted average)                               5,374,950         3,965,082


   Treasury stock effect of common stock and
      equivalents issued within one year of the
      public offering at prices less than the
      public offering price                               ---           245,735
                                                 ------------      ------------
         Shares used in computation                 5,374,950         4,210,817
                                                 ------------      ------------
                                                 ------------      ------------
NET INCOME (LOSS) PER COMMON SHARE AND
   COMMON EQUIVALENT SHARE                             $(0.19)           $(0.08)
                                                 ------------      ------------
                                                 ------------      ------------


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